JOHN HANCOCK INVESTMENT TRUST

                                  On behalf of

                           JOHN HANCOCK BALANCED FUND
                 (formerly John Hancock Sovereign Balanced Fund)


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Balanced Fund (the "Fund") voted to amend the first paragraph of Section 5 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

     5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.60% of the average daily net asset value of the Fund up to $2,000,000,000 of average daily net assets; and (ii) 0.55% of the amount over $2,000,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                                    JOHN HANCOCK INVESTMENT TRUST,
                                    On behalf of John Hancock Balanced Fund



                                    By: /s/Alfred P. Ouellette
                                        Alfred P. Ouellette
                                        Assistant Vice President and Assistant
                                         Secretary



                                    JOHN HANCOCK ADVISERS, LLC



                                    By: /s/Brian E. Langenfeld
                                        Brian E. Langenfeld
                                        Assistant Vice President and Assistant
                                         Secretary